                      ACQUISITION AND DEVELOPMENT AGREEMENT

         This Acquisition and Development Agreement (the "Agreement) is entered into on this ___ day of November, 1996 by and between THE GYMBOREE CORPORATION, a Delaware corporation (hereinafter "TGC"), and CARL D. PANATTONI and WICKLAND PROPERTIES) a California corporation (hereinafter individually and collectively, "Developer").

                                    RECITALS

WHEREAS:

A. Developer is the owner of a certain tract of land in Dixon, California as generally outlined on the attached Exhibit A (the "Tract"); and

B. Developer intends to develop the Tract into a business park to be called the Dixon Commerce Center (the "Business Park") for lease or sale for purposes of industrial, warehouse, distribution, research and development, and similar uses; and

C. TGC wishes to locate the Project in the Business Park on certain terms and conditions.

         NOW THEREFORE, in consideration of the mutual promises and covenants as incorporated herein, the parties do agree as follows:

1.       DEFINITIONS

              "Agreement." This Acquisition and Development Agreement.

              "Closing" or "Close of Escrow." Recordation of the Deed.

              "Closing Date." That date upon which Closing occurs, in no event to occur earlier than five (5) business days after completion of all of the conditions of this Agreement.

              "Code." The Internal Revenue Code of 1986 as amended.

              "Construction Contract." The Agreement between TGC (as the "Owner") and Developer (as the "Design/Builder") in a form to be mutually agreed upon by the parties hereto within thirty (30) days after execution of this Agreement and attached hereto as Exhibit E and made a part hereof by reference.

              "Contingency Period." The period of time commencing on the date of execution hereof (the "Execution Date") and ending at 5:00 p.m. PDT on the fifteenth (15th) business day after the Execution Date.

              "Deed." The Grant Deed conveying title to the Property as provided
Section 3.5(a).

              "Deposit." An amount equal to Twenty Thousand and no/100 Dollars ($20,000).





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              "Developer Offsite Improvements." Infrastructure improvements to be constructed by Developer in connection with the development of the Business Park consisting of storm drainage to the property line of the Property in accordance with plans and specifications reasonably approved by TGC, sufficient for the City of Dixon to issue a certificate of occupancy upon completion of the building and exterior areas on the Property, without the necessity for completion of any further Offsite Improvements. In no event shall the Developer Offsite Improvements include either the Preliminary Offsite Improvements or the Secondary Offsite Improvements as defined herein.

              "Disapproved Exceptions." The exceptions to title described in the Preliminary Report to which TGC objects by written notice to Developer within the Review Period.

              "East Street. That certain street running from Vaughn Road along the eastern boundary of the Property as shown on Exhibit C attached hereto. This is a definition for identification purposes only in this Agreement and does not imply that the name of the street shall be other than as may be mutually agreeable to Developer and TGC.

              "Environmental Laws." (See "Hazardous Materials" below.)

              "Escrow." That certain escrow to be opened with the Escrow Holder in respect of this Agreement and the Closing thereof

              Escrow Holder. Chicago Title Company, 388 Market Street, 13th Floor, San Francisco, California 94111; telephone (415) 788-0871, fax (415) 956-2175.

              "Force Majeure." As used in this Agreement, the term "Force Majeure" means delay resulting from causes beyond a party's reasonable control (excluding financial reasons) such as strikes, walkouts or other labor disputes, acts of God, inability to obtain labor, materials or merchandise, governmental restrictions, regulations or controls, judicial orders, war, riot or civil commotion, fire or casualty. The party obligated to perform shall give prompt notice to the other as soon as reasonably possible after the onset of such delay stating the cause and an estimate of the duration thereof.

              "Hazardous Materials." Any wastes, materials or substances (whether in the form of liquids, solids or gases, and whether or not air-borne), which are or are deemed to be pollutants or contaminants, or which are or are deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk, to public health or to the environment, or which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto (collectively "Environmental Laws").

              "Land Entitlement Permit(s)." Any and all permits or approvals required by any governmental authority precedent to TGC's ability to legally construct the Project upon the Property including, without limitation, zoning, general plan designation, design or architectural review and approval, zoning variance, planned unit development approval, environmental






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impact report, building permit, subdivision map, sewer permit, water permit, or any permit required by any governmental agency or authority in order to construct the Project as designed by TGC.

              "Monetary Exceptions." Exceptions to fee simple absolute title to the Property which are removable by the payment of a liquidated sum of money.

              "Nonmonetary Exceptions." Exceptions to fee simple absolute title to the Property which are not removable by the payment of a liquidated sum of money.

              "Offsite Improvements." The Developer Offsite Improvements, Preliminary Offsite Improvements and Secondary Offsite Improvements shall be known collectively herein as the "Offsite Improvements".

              "Preliminary Offsite Improvements." All common infrastructure "improvements constructed or to be constructed in connection with the development of the Business Park including construction, installation, paving and lighting of Vaughn Road (and including the Vaughn Road Project, as defined in Section 5.3(a) hereof), and provision of gas, sewer, electricity, telephone and water to the property line of the Property (including provision of sewer and water on East Street in general conformance with those drawings furnished by Developer attached hereto and incorporated herein as Exhibit J), all in accordance with plans and specifications reasonably approved by TGC within fifteen (15) business days after receipt thereof, all sufficient for the City of Dixon to issue a certificate of occupancy upon completion of the building and exterior areas on the Property, without the necessity for completion of any further Offsite Improvements. In no event shall the Preliminary Offsite Improvements include either the Developer Offsite Improvements or the Secondary Offsite Improvements as defined herein.

              "Preliminary Report." A report of the status of title issued by Escrow Holder's title insurance divisions describing the state of title to the Property.

              "Project." TGC's distribution facility to be constructed and located on the Property.

              "Project Plans." Plans and specifications for construction of the Project on the Property prepared under the direction of TGC in accordance with the guideline specifications attached hereto as Exhibit D, and the Construction Contract.

              "Property." All that certain real property described in Exhibit B and delineated in Exhibit C attached hereto and made a part hereof by reference, along with all mineral rights, easements, hereditaments and appurtenances pertaining thereto.

              "Purchase Price." An amount equal to Seven Hundred Ninety-Three Thousand Five Hundred and no/100 Dollars ($793,500).

              "Restrictions." That certain declaration of restrictions, or covenants, conditions and restrictions which will encumber the Tract and which shall govern the use, design,






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maintenance, architecture, construction and other related features of the appearance and operation of the Business Park.

              "Review Period." A period ending on the last to occur of fifteen
(15) business days from and after (i) the date TGC receives the Preliminary Report together with copies of all instruments giving rise to the exceptions contained therein, or (ii) the date TGC receives notice from the Developer that the tentative subdivision map for the Business Park has been approved by the City of Dixon.

              "Secondary Offsite Improvements." Construction, installation, paving, lighting and hydrants in the streets of the Business Park (other than as set forth above under the Preliminary Offsite Improvements) including, without limitation, East Street, all in accordance with plans and specifications reasonably approved by TGC within fifteen (15) business days of receipt thereof. In no event shall the Secondary Offsite Improvements include either the Developer Offsite Improvements or the Preliminary Offsite Improvements as defined herein.

        "Situs State." The State of California.

2.       PROPERTY

         Subject to all of the terms, conditions and provisions of this Agreement, and for the consideration herein set forth, Developer hereby agrees to convey and TGC hereby agrees to accept conveyance of the Property.

3.       ESCROW

         3.1. Opening of Escrow. Within two (2) business days after the execution of this Agreement by both parties, 2 signed copy of this Agreement shall be deposited by TGC with the Escrow Holder in order to open the Escrow. References herein to the opening of Escrow shall mean the date that a copy of this Agreement is deposited with Escrow Holder. By such deposit, Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of this Agreement, which Agreement together with Escrow Holder's standard general provisions, shall constitute Escrow Holder's escrow instructions. Developer and TGC shall each deposit such other instruments and funds as are necessary to close the Escrow and complete the conveyance of the Property in accordance with the terms hereof.

         3.2, The Closing Date, The Escrow is scheduled to close at the offices of the Escrow Holder after satisfaction of all conditions set forth in this Agreement unless extended by the mutual written agreement of both parties. Time is specifically a matter of essence with respect to the Closing Date, which may not be extended except by mutual consent of the parties. If Escrow shall fail to close because of failure of TGC to comply with the obligations required to be performed by TGC hereunder, the costs incurred through the Escrow to the date the Escrow is terminated, including the cost of the Preliminary Report, shall be paid by TGC. If the Escrow shall fail to close because of failure of Developer to comply with the obligations required to be performed by Developer hereunder, such costs, without limitation of TGC's remedies, shall be paid by Developer. If the Escrow should fail to close for any other reason, the cost of terminating the Escrow shall be divided between the parties.




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         3.3. Execution of Additional Instructions. The obligations of each party which are herein agreed to be undertaken by each party in the Escrow shall be and are hereby made agreements of such party in and under this Agreement independent of the Escrow. If any requirements relating to the duties or obligations of Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties agree to make such deletions, substitutions and additions to these escrow instructions relating to such duties or obligations of Escrow Holder or clarification of these instructions as counsel for Developer and for TGC shall mutually approve, and which do not substantially change this Agreement or its intent. Developer and TGC agree to perform, observe and fulfill the requirements of this Agreement notwithstanding said deletions, substitutions or additions to said escrow instructions.

         3.4. Closing Costs. Subject to the provisions of Section 3.2 above, the expenses of the Escrow shall be paid by Developer including: (i) an amount equal to the premium for a CLTA Standard Coverage Policy (1990), (ii) any documentary transfer tax on the Deed, and (iii) all sales and excise taxes. TGC shall pay
(1) recording charges, (2) Escrow fees and (3) the balance of the premium for the Title Policy which is not paid for by Developer pursuant to clause (i) of this Section 3.4. All other costs and charges of the Escrow for the sale shall be prorated between TGC and the Developer in accordance with the customary practices of Solano County, California.

         3.5. Documents to be Delivered by Developer. At the Closing Developer shall deposit into Escrow, for delivery to TGC at the Close of Escrow, the following documents:

              (a) The Deed fully executed, in recordable form, sufficient to convey marketable and insurable fee simple title to the Property as previously approved by TGC, in form reasonably satisfactory to TGC.

              (b) An assignment to TGC of all land use entitlements, permits and licenses held by Developer relating to the Property or required from governmental authority as a condition to operation or occupation of the Property or any part thereof, together with the originals or true copies thereof.

              (c) Such funds necessary to comply with Developer's obligations hereunder regarding prorations.

              (d) The affidavit or the qualifying statement described in Section 8.4(a).

              (e) The certificate specified in Section 10.1(a)(xii).

              (f) The title policy specified in Section 7.2.

              (g) A true copy of the recorded Restrictions.

              (h) The recorded Option specified in Article 6.

         All assignments and other documents hereinabove described shall be in form reasonably satisfactory to TGC's counsel.





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4.       PURCHASE PRICE AND DEPOSIT

         4.1. Purchase Price. The Purchase Price shall be paid in cash on the Closing Date.

         4.2. Assumption of Bonds. At the Closing TGC shall assume any special assessment bonds encumbering the Property in respect of off-site improvements performed for the benefit of the Business Park, which bonds are amortized over not less than fifteen years when assessed and for which the installment payments are includable with the real property tax bill (the "Bonds").

         4.3. Deposit.

              (a) Upon opening of Escrow, TGC shall deliver the Deposit to the Escrow Holder. The Deposit shall be placed in an interest bearing account at the direction of TGC. All interest earned on such account shall belong to and be remitted to TGC.

              (b) Seller agrees that on or before December 31, 1996, the Escrow Holder is directed and authorized to take instruction solely from Buyer regarding the release of the Deposit, and Seller does hereby so instruct the Escrow Holder. Upon Close of Escrow, the Escrow Holder shall release the Deposit to Buyer so long as adequate replacement funds are available in Escrow, or apply the Deposit to the Purchase Price, at the option of Buyer.

5.       DEVELOPER OBLIGATIONS

         5.1. Construction Pricing.

              (a) In the event that a Construction Contract is entered into between TGC and Developer, Developer shall prepare cost estimates and bids for the construction of the Project in accordance with the Project Plans. Within fifteen (15) days following submittal of the final version thereof to Developer, Developer shall submit the completed Construction Contract for the Project, the cost of which shall not exceed Seven Million Eight Hundred Thirty-Three Thousand Seven Hundred Twenty-Four Dollars ($7,833,724) based upon the Proposal. Such Construction Contract shall specify that the Project shall be completed no later than December 1, 1997; and that TGC shall have access to the Project for installation of equipment, supplies and other improvements no later than September 1, 1997. The contract price maximum referenced above shall be exclusive of governmental fees and costs of the Offsite Improvements, but shall include all development services to be provided by Developer, most particularly including, without limitation, all services required to process approval of the Project through all governmental agencies from whom Land Entitlement Permits may be required, including the City of Dixon, the County of Solano and relevant state agencies.

              (b) TGC Construction Option. TGC shall have no obligation to enter into the Construction Contract with Developer.

         5.2. Closing and Prorations.

              (a) All expenses of the Property shall be prorated and apportioned as of 12:01 a.m. on the Closing Date, in order that Developer bear all expenses with respect to the




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Property through and including midnight of the day preceding the Closing Date.
Any expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties' reasonable estimates of such amount and shall be the subject of a final proration 30 days after the Closing Date or as soon thereafter as the precise amounts can be ascertained. A statement setting forth such agreed prorations shall be delivered to Escrow Holder. Escrow Holder shall not be required to calculate any prorations.

              (b) Expenses to be prorated shall include taxes, water rates and sewer rents, if any, gas, electricity and other utility charges, any unfixed meter charges, if any (apportioned on the basis of the last meter reading), and other expenses customarily prorated. If possible, in lieu of prorating, utilities and other expenses shall be contracted for in the name of TGC as of the Closing Date.

         5.3. Offsite Improvements.

              (a) The Developer Offsite Improvements shall be completed by Developer by no later than June 1, 1997. Preliminary Offsite Improvements shall be completed by no later than December 31, 1996; provided, however, that if Force Majeure prevents completion of the widening and resurfacing of Vaughn Road (the "Vaughn Road Project") by December 1, 1996, the time allowed hereunder for completion of the Vaughn Road Project shall be extended for a period equivalent to the period of such delay caused by the Force Majeure events. All Secondary Offsite Improvements which are required by the City of Dixon or other applicable governmental agency to be completed by Developer shall be completed by no later than June 1, 1997. Plans and specifications for the Offsite Improvements shall be provided to TGC by no later than ten days following date of execution hereof and TGC shall have ten (10) business days thereafter in which to either grant its approval or deny approval by providing written specification of the reasons therefor. The parties acknowledge that TGC is materially relying upon Developer to complete its obligations as set forth herein so that the Project can be completed in a manner which will allow TGC to obtain working occupancy of the Project for use as a distribution facility by December 1, 1997. In the event the Offsite Improvements required to be completed by Developer are not completed by the respective dates set forth herein, the parties acknowledge that TGC will suffer damage arising from TGC's need to commence and complete the Project in the manner described in this Section 5.3(a), Developer shall be responsible for such consequential damages, in addition to and cumulative with any other remedies available to TGC or at law, or in equity, or under the provisions of this Agreement.

              (b) Upon completion of the Offsite Improvements as set forth above, TGC shall pay to Developer the sum of $150,000 cash as its contribution to the costs thereof. For purposes hereof, the term "completion" shall mean that the City of Dixon and the State of California shall have approved all of the Offsite Improvements and shall require no further work of construction or installation be performed with respect thereto.

              (c) The plans and specifications for the Secondary Offsite Improvements to East Street shall:




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              (i) include either a loop road or road terminating in a legal cul de sac or other satisfactory means for providing adequate access for fire protection purposes; and

              (ii) to the extent the Secondary Offsite Improvements are not to be completed by the City of Dixon or any subdivision thereof, be completed by June 1, 1997, including storm drain, the storm drainage retention pond to be located in the Business Park and to which the Property shall be connected by Developer, and all other improvements to be completed by Developer as set forth in the plans and specifications.

         5.4. Restrictions. Developer has prepared and delivered to TGC a set of Restrictions for recordation as an encumbrance upon all parcels of property in the Business Park. Within fifteen (15) business days following date of execution hereof, TGC shall provide to Developer TGC's comments and suggested revisions thereto. The parties shall thereafter negotiate in good faith to develop a set of Restrictions reasonably agreeable to both parties reflecting the development of a first class Business Park in the Northern California industrial market and further reflecting the high standards required by TGC. The Restrictions shall "include a requirement that Vaughn Road be permanently landscaped for its entire length; and that East Street be permanently landscaped on both sides of the street for its entire length upon which the Property fronts upon development thereof, which landscaping shall be subject to common maintenance.

         5.5. Payment of Adjustments to Proration. Either party owing the other party a sum of money based on adjustments made to prorations after the Closing Date shall promptly pay that sum to the other party, together with interest thereon at the rate of the lesser of (i) the maximum interest rate permitted by law in the Situs State and (ii) thirteen and one-half percent (13.5%) per annum, to the date of payment if payment is not made within 10 days after mutual agreement of the amount due.

         5.6. Plans and Specifications. In the event a Construction Contract is entered into between TGC and Developer as provided in Section 8.9 hereof, Developer shall undertake the preparation of the Project Plans upon execution thereof, such Project Plans to be developed based upon the schematics provided by TGC as described in that certain proposal dated July 22, 1996 from Developer to TGC, a copy of which is attached hereto and incorporate herein as Exhibit H (the "Proposal"). Developer shall consult and cooperate with TGC in the development of the design and in the preparation of cost estimates for the construction of the Project in accordance with the Project Plans. Each party shall act diligently and with expedition.

         5.7. No Construction Contract. In the event that no Construction Contract is entered into between TGC and Developer on or before the date specified in Section 8.9, Developer shall have no obligation to undertake preparation of the Project Plans as set forth in Section 5.6.

6.       OPTION LAND

         On the Closing Date, Developer shall grant to TGC the option to acquire the land abutting the Property as delineated in Exhibit F (the "Option Land"), in the form of the option





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attached hereto as Exhibit G (the "Option") and made a part hereof by reference.
On the Closing Date, the Option shall be recorded in the official records of Solano County.

7.       TITLE CONDITION OF THE PROPERTY

         7.1. Preliminary Report. As soon as reasonably possible after the opening of Escrow, Escrow Holder shall deliver to TGC a Preliminary Report together with copies of all instruments giving rise to the exceptions contained in the Preliminary Report. TGC shall have the right to object to any exceptions contained in the Preliminary Report within the Review Period. Should TGC fail to make any objections by notice to Developer within the Review Period, the Preliminary Report shall be deemed approved. In the event TGC objects to any exceptions contained in the-Preliminary Report, Developer shall have until the Closing Date to attempt, using its best efforts, to clear all Disapproved Exceptions which efforts shall include, if necessary, the posting of bonds to clear recorded liens. Upon receipt of notice of TGC's Disapproved Exceptions, Developer shall: (i) clear all Monetary Exceptions at Closing, and (ii) have until the Closing Date to attempt, using its best efforts, to clear all Nonmonetary Exceptions or advise TGC that, based upon Developer's good faith judgment with respect to the removability of such Nonmonetary Exceptions, Developer is unwilling or unable to remove such items. Developer shall obtain and deliver to Escrow Holder a demand for payment from any lien holder of record whose lien is to be discharged at the Close of Escrow, and after approval of such demand by Developer, Escrow Holder shall pay such demand at the Close of Escrow. In the event Developer cannot remove from title any Disapproved Exception by the Close of Escrow, TGC shall have the right to elect one of the following alternatives:

         (a) to waive such Disapproved Exceptions and close the Escrow, or

         (b) terminate this Agreement.

         7.2. Title Insurance. At the Close of Escrow and as a condition thereto, the title insurer shall issue a firm commitment to provide an ALTA Owners Extended Form (B-1970) Policy of Title Insurance to TGC containing such endorsements as TGC's counsel may reasonably require, with liability in the amount of the Purchase Price (the "Title Policy"), to be issued on commencement of Construction of the Project, showing title to the Property vested in TGC, subject only to the exceptions approved by TGC pursuant to Section 8.1 above and to the non-delinquent real property taxes and special assessments referred to in
Section 5.2 above. Indemnification of the Title Insurer by Developer or any other party, in order to induce the Title Insurer to insure any otherwise Disapproved Exception, or to obtain any endorsement required by TGC, shall not be allowed except with the prior written consent of TGC after full disclosure to TGC of the nature and substance of the indemnity in the matter to be indemnified against.

8.       CONDITIONS TO TGC's OBLIGATION

         8.1. Contingency Period.

              (a) As a condition to TGC's obligation to purchase hereunder, TGC shall be entitled to examine the Property, documents, and other information specified in Section 8.2,




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

along with such other economic, governmental, development and marketing feasibility, and physical studies and analyses as TGC may require, which examination, analyses and studies shall be completed within the Contingency Period. Developer shall cooperate with TGC and will assist in obtaining and providing information requested by TGC.

              (b) Developer shall provide, to the extent available to Developer, such information, documents, data, and access no later than five (5) days from date of execution hereof and failure to do so shall extend the Contingency Period by one (1) day for each day of delay. The conditions of this Article 8 are for the benefit of TGC, any or all of which may be waived by TGC in writing, at TGC's sole option.

         8.2. Access and Information.

              (a) Developer shall provide to TGC the following with respect to the Property:

                   (i) Access to the Property by TGC, its agents or representatives to inspect the physical condition of every portion thereof, including, without limitation, soils reports, geology, archaeology, hazardous waste, asbestos, endangered species, availability, capacity and costs of utilities.

                   (ii) Any other information pertaining to the Property reasonably requested by TGC to the extent such information is available to Developer.

              (b) TGC agrees to indemnify and hold Developer harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' fees and costs) which Developer may sustain or incur by reason of the negligence or intentional act of TGC, its agents or representatives in conducting inspections of the Property pursuant to Paragraph (a)(i) of this
Section 8.2.

         8.3. Intentionally Omitted.

         8.4. Notice. If TGC approves all of the above, which TGC may do or refuse to do in its sole subjective judgment, it shall so notify Developer prior to the expiration of the Contingency Period. If TGC does not notify Developer that it has approved the above items, this Agreement shall become null and void and the Deposit shall be returned to Buyer forthwith, upon the expiration of the Contingency Period, and there shall be no further obligation on the part of either party.

         8.5. Foreign Person.

              (a) As a condition to the closing of this transaction, Developer shall deliver to TGC on the Closing Date (or such earlier date as may be required pursuant to regulations promulgated by the Secretary of the Treasury under Section 1445 of the Code an affidavit of Developer, or an authorized officer of Developer, sworn under penalty of perjury setting forth Developer's United States tax identification number and stating that Developer is not a foreign person, and is an United States Person as defined in the Code.





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

              (b) It is understood and agreed that in lieu of furnishing such nonforeign affidavit Developer may furnish to TGC a qualifying statement issued by the United States Treasury, at such time and in such manner and subject to such terms and conditions as may proscribed by regulations and promulgated under Code Section 1445. Such qualifying statement shall be in form and content satisfactory to TGC's counsel and shall provide adequate assurance that Developer has met its obligations with respect to the taxation of foreign persons and entities under the Code.

              (c) If by the Closing Date Developer shall not have furnished to TGC either the affidavit specified in paragraph (a) or the qualifying statement described in paragraph (b) hereof with respect to this transaction, or such Statement is false, TGC may at its option either: (i) adjourn the Closing until such time as Developer has complied with the conditions set forth herein, and such adjournment shall not place TGC in default of its obligations hereunder; or, alternatively, (ii) TGC may withhold from the Purchase Price payable to Developer at Close of Escrow and remit to the Internal Revenue Service, a sum equal to ten percent (10%) of the gross selling price of the Property in accordance with the withholding obligations imposed upon TGC pursuant to Code
Section 1445. Such withholding shall not place TGC in default under this Agreement, and Developer shall not be entitled to claim that such withholding shall excuse Developer's performance under the Agreement.

         8.6. Waiver. In the event of a breach by Developer of any of its covenants, representations, warranties or other agreements set forth in this Agreement, TGC may elect (i) nevertheless to proceed with the purchase of the Property, reserving all of its other rights and remedies available to it under this Agreement or otherwise at law or in equity including, without limitation, the right to collect damages for such breach from Developer and the right to indemnification as provided in Article 12, or (ii) to terminate this Agreement by written notice to Developer delivered prior to Closing, and upon such termination TGC shall be relieved of all further obligations hereunder.

         8.7. Approval of Board of Directors. This Agreement is subject to approval of the Board of Directors of TGC on or before the expiration of the Contingency Period.

         8.8. Closing Deliveries. Developer shall have timely met all of its requirements for delivery of closing materials as provided in Section 3.5.

         8.9. Intentionally Omitted.

         8.10. Performance Conditions.

              (a) The Closing shall not occur earlier than five (5) business days after the last to occur of the following:

                   (i) Receipt by TGC of written notice from the City of Dixon that the City of Dixon Planning Commission has approved the plans and specifications for the Business Park and the Project.





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

                   (ii) The Preliminary Offsite Improvements have been completed, except that completion of the Vaughn Road Project shall not be required as a condition of Closing under this Section 8.10(a).

                   (iii) Receipt by TGC of written assurance from the City of Dixon (the "Letter of Assurance") substantially in the form attached hereto as
Exhibit I stating that: (A) the City of Dixon Building Department will issue building permit for construction of the Project which is not conditioned upon completion of the Offsite Improvements; and (B) a certificate of occupancy (or a temporary certificate of occupancy, as the case may be) will be issued by the City of Dixon upon completion of the Project in accordance with the terms of the building permit, notwithstanding lack of completion of East Street or lack of completion of the storm drainage retention pond to be located in the Business Park and to which the Developer shall connect the Property.

                   (iv) Conveyance to Developer of that certain irrigation parcel marked by crosshatch on Exhibit F attached hereto, which comprises a portion of the Option Land, including, without limitation, removal of that certain easement shown on Exhibit F as 20' Access and Water Line Easement to SID and City of Dixon BK 1990 - Inst. No. 900078258.

                   (v) The Developer has provided the City of Dixon with a bond sufficient to ensure completion of East Street as set forth in the subdivision map approved by the City of Dixon of which the Property is a part.

                   (vi) Modification of that certain easement shown on Exhibit C as 20' PSE per 36 PM 14 to (1) modify the north-south length of such easement so that such easement extends from Vaughn Road south for a distance of two hundred
(200) feet (the "200 Foot Length") and (2) widen the east-west width of such easement to forty (40) feet along the entire 200 Foot Length.

                   (vii) At TGC's option, the parties shall have executed a letter of intent for the Construction Contract pursuant to which Developer shall agree to design and build the Project in accordance with the terms thereof; provided, however, that in the event the parties hereto have not executed and/or acknowledged and accepted a letter of intent setting forth the terms of the Construction Contract on or before December 16, 1996, any such letter of intent and/or Construction Contract shall be deemed to be null and void and TGC shall have the right, at its option, to terminate this Agreement by written notice to Developer on or before December 31, 1996. In the event TGC elects to terminate this Agreement as provided in this Section 8.10(a)(vii), this Agreement shall become null and void upon receipt by Seller of notice from TGC of same, the Deposit shall be returned to TGC forthwith, and there shall be no further obligation on the part of either party.

                   (viii) The parties shall have developed and executed the Restrictions as provided in Section 5.4 hereof.

              (b) Developer shall not be deemed to have breached this Agreement in the event one or more of the conditions of Section 8.10(a) cannot be fulfilled for reasons other than the act or omission of Developer. Notwithstanding the preceding sentence, if the Closing has not occurred by March 1, 1997, TGC, at its option may terminate this Agreement by written notice to Developer.

9.       MISCELLANEOUS DATA TO BE PROVIDED BY DEVELOPER

         9.1. Survey. Developer shall obtain, at its cost and expense, a survey of the Property, showing the boundaries thereof, the location of all improvements thereon and the location of all recorded easements which affect the Property in form and substance sufficient to enable the title insurer to issue an ALTA policy as described in Section 7.2 hereof. Developer shall provide TGC with a copy of the survey and shall deliver a copy to the title insurer to permit it to issue its required title insurance.

         9.2. Assignment of Warranties. At the Closing Developer will assign to TGC all warranties which it may have from vendors, contractors or servicing agents with respect to the physical condition of the Property.

10.      WARRANTIES AND REPRESENTATIONS

         10.1. Warranties and Representations by Developer.

              (a) Developer hereby makes the following additional representations, covenants and warranties and acknowledges that the execution of this Agreement by TGC has been made and the acquisition by TGC of the Property will have been made in material reliance by TGC on such covenants, representations and warranties.

                   (i) Litigation. To the best knowledge and belief of Developer, there is presently no claim, litigation, proceeding or governmental investigation pending or threatened against or relating to the Property or the transactions contemplated hereby. Developer shall give TGC immediate notice of any such claim, litigation proceeding or investigation which becomes known to it prior to the Closing Date.

                   (ii) Compliance with Laws. No notice of violation of any applicable zoning regulation or ordinance or other law, order, ordinance, permit, rule, regulation or requirement, or any covenants, conditions or restrictions affecting or relating to the use, operation or occupancy of the Property has been given to Developer by any governmental agency having jurisdiction or by any other person entitled to enforce the same; to the best knowledge and belief of Developer, the Property conforms to all applicable ordinances and other laws, order, ordinances, permits, rules, regulations and requirements, and to all covenants, conditions and restrictions affecting or relating to the use, operation or occupancy of the Property.

                   (iii) Environmental.

                        (A) To the best knowledge and belief of Developer, as of the date of this Agreement and the date of Close of Escrow, Developer and the Property are not and will not be in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, soil, water, or environmental conditions on, under or about the Property including, but not limited to, the Environmental Laws.

                        (B) To the best knowledge and belief of Developer, during the period that Developer has owned the Property there has been no use, presence, disposal, storage, generation, release, or threatened release (as those terms are used in the Environmental Laws, and hereinafter collectively referred to as "Use") of Hazardous Materials on, from or under the Property, except as previously disclosed by Developer to TGC in writing.

                        (C) Developer has no knowledge of any Use of Hazardous Materials, on, from or under the Property which may have occurred prior to Developer taking title to the Property, except as previously disclosed by Developer to TGC in writing.

                        (D) During the period that Developer has owned the Property, there has been no enforcement action or litigation brought or threatened against Developer or the Property, nor any settlements reached by or with any party or parties alleging the Use of any Hazardous Materials on, from or under the Property, except as previously disclosed by Developer to TGC in writing.

                   (iv) Foreign Person. Developer is not a foreign person and is a "United States Person" as such term is defined in Section 1445 of the Internal Revenue Code of 1986 as amended.

                   (v) Permits. Developer has obtained all licenses, permits, easements and rights of way required from all governmental authorities having jurisdiction over the Property or from private parties for the use of the Property and to insure vehicular and pedestrian ingress and egress to the Property.

                   (vi) Public Improvements. To the best knowledge and belief of Developer, there are presently no intended public improvements which will result in any charge being levied or assessed against the Property or in the creation of any lien upon the Property. Developer shall promptly notify TGC of any changes affecting this representation, of which it becomes aware prior to the Closing Date.

                   (vii) Condemnation. To the best knowledge and belief of Developer, there is presently no pending or contemplated condemnation of the Property or any part thereof. Developer shall promptly notify TGC of any changes affecting this representation of which it becomes aware prior to the Closing Date.

                   (viii) Utilities. All utilities necessary to service the Property will be available to the Property at the Closing Date, or upon completion of the Offsite Improvements, without the consent of any other person, firm or corporation and without expense (other than normal and usual security deposits or bonds) to TGC.

                   (ix) Access. There are no facts or conditions which will result in the termination of the present access from the Property to any utility services or to existing highways and roads.

                   (x) Default. The closing of the various transactions contemplated by this Agreement will not constitute or result in any default or event that with a notice or lapse of time, or both, would be a default, breach or violation of any lease, mortgage, deed of trust, covenant or other agreement, instrument or arrangement by which Developer or the Property are bound, or any event which would permit any party to accelerate the maturity of any indebtedness or other obligation. No consent or joinder by any Partner of Developer is required for this Agreement or the performance of Developer's obligations hereunder.

                   (xi) Defects. To the best knowledge and belief of Developer, at the Closing Date, there will be no defects or conditions of the Property or the soil which will impair the use of such Property, nor are there presently, nor will there be in the future, any encroachments onto the Property.

                   (xii) Subsequent Changes in Conditions. If Developer becomes aware of any fact or circumstances which would change a representation or warranty, then Developer will immediately give notice of such changed fact or circumstance to TGC, but shall not relieve Developer of its liabilities or obligations with respect thereto (except as described in Subsection (b)). Developer shall issue a certificate at the Closing Date stating that all of the representations and warranties contained in this Section are true and correct as of said date, except as to facts, if any, concerning which TGC was notified.

                   (xiii) Authority of Developer. Wickland Properties is a corporation duly organized and validly existing and in good standing under the laws of the State of California. Developer has the authority to own and convey the Property, this Agreement and all documents executed by Developer which are to be delivered to TGC at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Developer and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Developer is a party or to which Developer or the Property is subject.

                   (xiv) Property Tax Assessment. Notwithstanding any other provision of this Agreement to the contrary, if TGC shall become liable after the Closing for payment of any property taxes assessed against the Property for any period of time prior to the Closing Date, Developer shall immediately pay to TGC on demand an amount equal to such tax assessment in accordance with Section 5.6.

        (b) Status At and After Closing. All representations and warranties contained in Subsection (a) of this Section or made in writing by Developer in connection with the transaction herein provided for shall be true and correct on the date hereof, and on the Closing Date except to the extent TGC has been notified to the contrary after the date hereof and prior to Closing Date, and liability for misrepresentation or breach of warranty or covenant shall survive the execution and delivery of this Agreement and the Closing; provided, however, that Developer shall not be deemed to have breached this Agreement in the event such representation or warranty is subsequently not true or correct due solely to the act or omission of an entity or person other than Developer and Developer has so notified TGC. It is agreed that TGC's damages resulting from misrepresentation or breach of warranty or covenant by Developer shall include all loss, damage, liability or expense, including court costs and reasonable attorney's fees, reasonably incurred or sustained by TGC in connection therewith.

              (c) TGC's Rights. Upon notification of any fact which would change any of the representations or warranties contained herein or would otherwise constitute a breach thereof, TGC shall have the option of (i) waiving the breach of warranty or change, reserving all of its rights and remedies in respect thereof available at law, or in equity, or under the terms hereof, (ii) agreeing with Developer to adjust the terms hereof to compensate TGC for such change, or (iii) to terminate this Agreement. If such fact is different because of a misrepresentation of Developer, then the options of the preceding sentence shall be in addition to any other remedy available to TGC at law or in equity.

         As used in this Agreement, the words "To the best knowledge and belief of Developer" includes the knowledge of any general partner of Developer and of any agent of any general partner of Developer after due inquiry.

         10.2. TGC Warranties.

              (a) This Agreement and all documents executed by TGC which are to be delivered to TGC at the Closing are or at the time of Closing will be duly authorized, executed and delivered by TGC and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which TGC is a party or to which TGC is subject.

              (b) The representations and warranties contained in Section 10.2 or made in writing by TGC in connection with the transaction which is the subject of this Agreement shall be true and correct on the date hereof, and on the Closing Date except to the extent Developer has been notified to the contrary after the date hereof and prior to Closing Date, and liability for misrepresentation or breach of warranty or covenant shall survive the execution and delivery of this Agreement and the Closing; provided, however, that TGC shall not be deemed to have breached this Agreement in the event such representation or warranty is subsequently not true or correct due solely to the act or omission of an entity or person other than TGC. It is agreed that Developer's damages resulting from misrepresentation or breach of Warranty or covenant by TGC shall include all loss, damage, liability or expense, including court costs and reasonable attorney's fees, reasonably incurred or sustained by Developer in connection therewith.

         10.3. Representations of Authority. Each signatory party hereby represents to the other that this Agreement has been duly executed by duly authorized officers or general partners of such party and constitutes a valid, binding and enforceable obligation of such party.

11.      CONDEMNATION

         11.1. Condemnation. In the event that, prior to the Close of Escrow, a governmental entity shall commence any action of eminent domain to take any portion of the Property, TGC shall have the option either to (i) elect not to acquire the Property, in which case this Agreement shall be terminated, or (ii) complete the acquisition of the Property, in which case TGC shall be entitled to the proceeds of such taking.

12.      INDEMNITY

         12.1. Developer. Developer hereby agrees to indemnify and hold TGC harmless from and against any and all loss, claims, damages, penalties, liabilities, costs, or allegations of any of the foregoing, including all out of pocket litigation costs and the actual fees and expenses of counsel, investigation and appeal which may arise in connection with any misrepresentation made by or on behalf of Developer in connection with any certificate or other instrument furnished or to be furnished by Developer or at its request hereunder, any breach of Developer's warranties and representations, the failure of Developer to fulfill any of its covenants or agreement under this Agreement, or for any cause arising with respect to the Property prior to the Closing Date, including but not limited to all foreseeable consequential damages. The term "TGC" as contained herein shall include TGC, its directors, officers, employees, partners, joint venturers and agents, and any successors to TGC's interest in the chain of title to the Property, its directors, officers, employees, partners, joint venturers and agents.

         12.2. TGC. TGC hereby agrees to indemnify and hold Developer harmless from and against any and all loss, claims, damages, penalties, liabilities, costs, or allegations of any of the foregoing, including all out-of pocket litigation costs and the actual fees and expenses of counsel, investigation and appeal which may arise on or after the Closing Date in connection with any cause arising with respect to the Property other than the causes discussed in Section
12.1 above, including but not limited to all foreseeable consequential damages.

13.      MISCELLANEOUS

         13.1. Attorneys' Fees. In the event of any action between TGC and Developer seeking enforcement of any of the terms and conditions of this Agreement, or in connection with the Property, the prevailing parry in such action shall be awarded, in addition to damage, injunctive or other relief, its reasonable costs and expenses, including but not limited to taxable costs and reasonable attorneys' fees.

         13.2. Notices. All notices under this Agreement shall be deemed delivered upon personal delivery to TGC or Developer, as the case may be, or five (5) business days after deposit in the United States mail, registered or certified, postage fully prepaid and addressed to the respective parties, effective, in the case of mailing, as at the date deposited in the mail, or on receipt if by reputable courier service which provides written evidence of delivery, to the addresses stated in the first paragraph of this Agreement, or such other address as the parties may from time to time designate in writing. A copy of notices to Developer shall be sent to:

               Panattoni Johnson & Loorz
               9812 Old Winery Place, Suite 4
               Sacramento, CA. 95827
               Facsimile no. (916) 362-0161
               Attention: Mr. Rod Johnson

Notices to TGC shall be sent to:

               The Gymboree Corporation
               700 Airport Blvd. Suite 200
               Burlingame, CA. 94010-1912
               Attention: Alan Katz, Director of
               Corporate Real Estate and Facilities
               Facsimile no. (415) 696-7550

A copy of any notice to TGC shall be sent to:

               Martin I. Zankel, Esq.
               Bartko, Zankel, Tarrant & Miller
               900 Front Street, Suite 300
               San Francisco, CA 94111
               Facsimile No. (415) 956-1152

As a matter of convenience, however, communications between TGC and Developer shall, to the extent feasible, be conducted orally, by telephone or in person, between counsel or other authorized agents of the parties, with such communications to be confirmed and made effective in writing as set forth above.

         13.3. Entire Agreement. This Agreement and the items incorporated herein contain all of the agreements of the parties hereto with respect to the matters contained herein and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Agreement may be amended or modified in any manner whatsoever except by an agreement in writing signed by duly authorized officers or general partners of each of the parties hereto, except that any modifications which relate to the adjustment of tine limitations (except the Closing Date) or the form of documents may be made by legal counsel to the parties.

         13.4. Successors. The terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the respective parties hereto.

         13.5. Assignment. Developer may not assign its rights hereunder without the prior written consent of TGC. TGC may assign its rights hereunder so long as it covenants to remain responsible for the full performance hereof through Close of Escrow.

         13.6. Choice of Laws. This Agreement shall be governed by the laws of the State of California and any question arising hereunder shall be construed or determined according to such law.

         13.7. Headings. Headings at the beginning of each numbered section of this Agreement are solely for the convenience of the parties and are not a part of this Agreement.

         13.8. Survival, Developer's obligations pursuant to the Agreement, and with particular reference, but not limited in any way to the indemnity set forth in Section 14 shall survive the Close of Escrow. Developer expressly agrees that the representations and warranties and the indemnity stated herein are not personal to TGC and, so long as Developer is given written notice thereof by TGC or a subsequent party in interest, the benefits hereunder may be assigned to subsequent parties in interest to the chain of title to the Property, which subsequent parties in interest may proceed directly against Developer to recover pursuant to this Section.

         13.9. Counterparts. This Agreement may be signed by the parties in different counterparts and the signature pages combined to create a document binding on all parties.

         13.10. Brokers and Finders. In the event of a claim for broker's fee, finder's fee, commission or other similar compensation in connection herewith other than as set forth above, TGC, if such claim is based upon any agreement alleged to have been made by TGC, hereby agrees to indemnify and hold Developer harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' fees and costs) which Developer may sustain or incur by reason of such claim, and Developer, if such claim is based upon any agreement alleged to have been made by Developer, hereby agrees to indemnify and hold TGC harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys' fees and costs) which TGC may sustain or incur by reason of such claim. The provisions of this Section shall survive the Closing.

         13.11. No Offer. The submittal or execution of this Agreement, or a draft thereof, by either party shall not constitute an offer, nor shall either party be bound to any of the terms hereof until both parties have executed this document and an original signature copy of such executed document has been received by each party.

14.      EXHIBITS

         The following Exhibits are attached hereto and made a part hereof by reference:

         Exhibit A -      Legal Description of Tract
         Exhibit B -      Legal Description of Property
         Exhibit C -      Plat of Property
         Exhibit D -      Guideline Specifications for the Project
         Exhibit E -      The Construction Contract
         Exhibit F -      Option Land
         Exhibit G -      Option
         Exhibit H -      The Proposal
         Exhibit I -      Letter of Assurance
         Exhibit J -      East Street Drawings

         IN WITNESS WHEREOF, TGC and Developer have executed this Agreement as of the date first above written.

TGC:                                       DEVELOPER:
THE GYMBOREE CORPORATION

                                           /s/ Carl D. Panattoni
                                           ----------------------------------
By:  [SIG]                                 Carl D. Panattoni
   ----------------------------------

By:
   ----------------------------------      WICKLAND PROPERTIES


                                           By: [SIG]
                                              -------------------------------

                                           By:
                                              -------------------------------

                                    EXHIBIT A
                           Legal Description of Tract




        (To be attached upon receipt by Buyer of the Preliminary Report.)

                                    EXHIBIT B
                          Legal Description of Property




        (To be attached upon receipt by Buyer of the Preliminary Report.)

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